Exhibit 10

Description of Compensation of Executive Officers

The Compensation Committee of the Board of Trustees, in action taken over the course of several meetings in fiscal year 2009 and the first quarter of fiscal year 2010, revised the Company’s incentive bonus program for executive officers to provide for a potential total bonus pool of $750,000.  The bonus pool is to be divided, proportionately to the individual’s base salary, among Company officers specified by the Committee; the officers eligible to receive a bonus for fiscal year 2009 are the executive officers (those identified as “named executive officers” in the Company’s proxy statement for its 2009 Annual Meeting of Shareholders) and two additional members of the Company’s senior management team.  The Committee determined that half of the bonus pool amount would be awarded on the basis of Funds From Operations (FFO) per share/unit reported at fiscal year end, and half would be awarded at the discretion of the Committee.  The Committee further determined that, of the bonus amount awarded, half would be paid in cash, and half would be paid in common shares of beneficial interest of the Company.  For purposes of determining the number of shares that will be deemed to constitute half of any such bonus awarded, the Committee determined that the formula to be used should be the average of the high and low price of an IRET common share on a specified date; the date chosen by the Committee was September 17, 2008.  The shares issued as part of each such bonus award will be issued at the closing price of IRET common shares on the NASDAQ Global Select Market on the date of grant.

The Company’s incentive bonus program is the only form of executive compensation that is tied to the performance of the Company.  If the Company does not achieve the specified level of FFO per share/unit, the Committee will not fund that portion of the bonus pool.  The Committee may, however, still decide fully to fund the discretionary portion of the bonus pool.  In regard to fiscal year 2009, the Committee determined that incentive bonuses were earned by the named executive officers and two additional members of the Company’s senior management.  In making this determination, the Committee reviewed the Company’s FFO per share/unit for fiscal year 2009.  The Company reported FFO of $0.81 per share/unit for the fiscal year ended April 30, 2009.  The Committee had previously established FFO per share/unit of $0.90 as the threshold to be achieved for payment of 100% of this portion of the bonus pool, with $0.86 per share/unit established as the lowest level at which part of this portion of the bonus pool would be funded.  The Committee determined that the Company’s performance did not meet this benchmark, and that this component of the bonus should accordingly not be funded.   The Committee determined, however, to fully fund the discretionary portion of the bonus pool.